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                                 EXHIBIT 99.1
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[LETTERHEAD OF BAY VIEW CAPITAL CORP.]




                                                     Contact: David A. Heaberlin
                                                              (415) 312-7272

FOR IMMEDIATE RELEASE

February 5, 1996

           BAY VIEW CAPITAL CORPORATION TO ACQUIRE CTL CREDIT, INC.,
                    AUTHORIZES ADDITIONAL STOCK REPURCHASES

     San Mateo, California - Bay View Capital Corporation (NASDAQ:BVFS), the holding company for Bay View Federal Bank, and CTL Credit, Inc. (NASDAQ:CTLI), the holding company for California Thrift and Loan, today announced that they have signed a definitive agreement under which Bay View Capital Corporation will acquire CTL Credit, Inc.

     Under the terms of the definitive agreement, CTL Credit, Inc, shareholders will receive $18.00 per share in cash for each share of common stock held or an aggregate price of approximately $65 million including acquisition costs. The $18.00 per share purchase price contributes 1.32 times CTL Credit Inc.'s book value per share at December 31, 1995 and 12.6 times 1995 earnings per share.

     Edward H. Sondker, President and Chief Executive Officer of Bay View Capital Corporation, said, "This transaction is consistent with our goal to redeploy our excess capital and expand our asset origination capability. We are pleased to acquire a company that originates high quality, high yielding assets."

     David A. Heaberlin, Executive Vice President, Chief Financial Officer and Treasurer, indicated that "This acquisition is expected to be immediately accretive. Management believes this transaction should significantly enhance the Corporation's future earnings per share growth thereby enhancing shareholder value".

     The acquisition of CTL Credit, Inc. will be accounted for as a purchase and is expected to be completed by June 30, 1994. The transaction is subject to the approval of CTL Credit, Inc. shareholders and all applicable regulatory authorities. California Thrift and Loan ("CTL") is expected to be a stand-alone subsidiary of Bay View Capital Corporation and a sister-bank to Bay View Federal Bank.

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     The tangible book value per share of Bay View Capital Corporation at
December 31, 1995 was $28.46. The Corporation's preliminary estimates indicate that goodwill per share (based on number of shares outstanding at December 31, 1995) arising from this transaction will approximate $2.50, comfortably below the combined entity's first full year (1997) estimated tangible earnings per share.

     At December 31, 1995, CTL had $496 million in assets. CTL underwrites and purchases primarily high quality, high yielding consumer loans and has successfully carved out a niche in the increasingly competitive auto finance industry. It is located in Santa Barbara, California and operates 19 offices throughout California and the Western United States.

     The Board of Directors of Bay View Capital Corporation has previously authorized the repurchase of up to 600,000 shares of the Corporation's common stock. To date, 305,000 shares have been repurchased, leaving a remaining authorization of 295,000 shares. The Board of Directors has further increased this remaining authorization by 205,000 shares (for a current total authorization of 500,000 shares). Management and the Board believes the Corporation's shares are extremely attractive at current market valuations, especially in light of the future earnings enhancement anticipated as a result of this transaction, and expects to be aggressively repurchasing shares.

     Headquartered in San Mateo, California, Bay View Federal Bank had $3.0 billion in assets at December 31, 1995 and operates 27 branches in the San Francisco Bay Area.

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